For Immediate Release

Contact:

Michael L. McMullan	David G. Wallace
President and CEO	EVP and CFO
(239) 254-2143	(239) 254-2132

For Immediate Release

RECORD GROWTH HIGHLIGHTS FOURTH QUARTER PERFORMANCE

AT BANCSHARES OF FLORIDA

Naples, Fla. – January 27, 2005 — Bancshares of Florida, Inc. (Nasdaq: BOFL), a $420 million-asset multi-bank holding company based in Naples, Florida, today reported that earning assets during fourth quarter 2004 grew at a company-record pace of $68 million or 21% to $395 million at year end. For all of 2004, earning asset growth was $185 million or 89%. This compares to earning asset growth of $75 million or 56% in 2003.

Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “Our fourth quarter results reflect continued remarkable franchise growth for Bancshares of Florida. While the company continues to operate in a net loss position, as discussed below, we are particularly proud of our accomplishments in 2004 to position ourselves for profitability in 2005.

•	The company as a whole, including our 5 1/2-year-old Naples bank, our 2 1/2-year-old Fort Lauderdale bank, and our new market initiatives noted below, amply surpassed the $400 million asset threshold, growing $198 million or 89% over the last twelve months to $420 million. This compares with 54% growth in 2003.

•	Our Naples bank achieved record earnings of $582,000 in the quarter just ended.

•	Our Tampa Bay bank opened in early November and already has reached $33 million in assets, including $13 million in loans.

•	Our Palm Beach County initiative opened as a branch of the company’s Fort Lauderdale bank in early October, and at the outset has proven to be an important new funding source with $12 million in deposits at year end.

•	Lastly, 4 1/2-year-old Bank of Florida Trust Company reached another growth milestone at $202 million in assets under advice, up $71 million or 54% from one year earlier, as well as completing its first full year of profitability.”

McMullan went on to say,

•	“We grew total loans $41million or 15% during the last ninety days, nearly twice the pace of third quarter 2004 and the largest quarterly dollar increase in the company’s history. Loans ended the year at $326 million, up $125 million or 63%.

•	Top-line revenue, which combines banking spread interest income and all fee income, rose 13% over third quarter 2004, enhanced by an expansion in net interest margin, and reached nearly $12 million for the year, a 74% rise.

•	And asset quality continued to be strong, with nonperforming loans at 0.18% of loans outstanding at year end and net charge-offs at 0.01% of average loans for the year; both measures are consistent with our historic norm and very favorable to national peer bank levels.”

Primarily because of the franchise expansion activities, the company reported a net loss per share in fourth quarter 2004 of $0.22, unchanged from the third quarter 2004 level, while the net loss per share for all of 2004 was $0.81, a 12% improvement from 2003. These results reflect the company’s 1.725 million share secondary common offering in July 2004.

In addition to establishing its operation in Palm Beach County, which began to be developed in March 2004, and opening the Tampa Bay bank, which began with the purchase of Bank of Florida, Tampa Bay (In Organization) in August, the company incurred additional 2004 expense in writing off the deferred costs of a bank acquisition in Pembroke Pines, Florida, which was terminated in September 2004. The combined net costs of these activities, including all related expenses before and since the opening of these locations, net of offsetting revenues, is defined in this release as “net expansion costs.” The company considers it useful to identify the impact of these activities compared to the activities of its established Naples, Fort Lauderdale, and Trust Company franchises.

The fourth quarter 2004 net loss was $993,000, a 16% increase from third quarter 2004, bringing the full year 2004 net loss to $2.880 million, 6% greater than in 2003. Improved results of $1.697 million in the company’s Naples, Fort Lauderdale (excluding the Palm Beach County location), and Trust Company franchises enabled the increase in the company’s 2004 net loss to be held to $171,000 compared to 2003, despite 2004’s net expansion costs of $1.868 million. Compared to fourth quarter 2003, the net loss per share increased by $0.10 while the dollar net loss rose by $610,000.

McMullan added, “As expected, the investment in our Palm Beach County and Tampa Bay initiatives did have a negative near-term impact on the company’s profitability.

•	Setting aside their total net expansion cost of $949,000 for the fourth quarter and $730,000 in the third quarter (including the Pembroke Pines acquisition expense write-off), we reduced the combined net loss of our other banking and trust company business segments, including related parent company support, to $44,000 in the fourth quarter compared to a net loss of $126,000 in third quarter 2004.

•	This improvement shows the strength of our primary Naples and Fort Lauderdale markets and their ability to absorb, in advance, the cost of building a management and operations infrastructure capable of supporting expansion into the kind of additional geographic markets that Tampa Bay and Palm Beach County represent.”

McMullan concluded, “2005 is the year that we have been building towards. It is the year that will result in some significant milestones for our company. In our first five years we have opened three de novo banks, a de novo trust company, and a Palm Beach banking presence. We have established a centralized operations center to support the back office needs of all our subsidiaries and have recently completed the introduction of our residential mortgage operations serving all four markets.

In 2005, we have budgeted to achieve profitability during the last half of the year. Our franchise will be established in Southwest Florida, Broward County, Palm Beach County, and Tampa Bay. Combined assets should be fast approaching a half a billion dollars. Our Customer Service Operations Center will be serving all of our markets, resulting in significant operating efficiencies as we continue to grow our banks. We are confident that 2005 will be the year that shows the results of our prior efforts in establishing the Bank of Florida as the premiere bank in the markets we serve. Our long term vision is to truly become Florida’s Bank.”

FOURTH QUARTER 2004 PERFORMANCE HIGHLIGHTS

The company’s fourth quarter net loss increased $137,000 to $993,000 compared to third quarter 2004. Top-line revenue (as defined in item 7 below) climbed $414,000 on 21% growth in earning assets and a 9% increase in assets under advice. Noninterest expense rose $362,000, with higher expansion costs of Palm Beach County and Tampa Bay explaining $134,000 of this increase. The resulting net improvement of $51,000 (including a $1,000 loss on the replacement of equipment) was more than offset by $188,000 in additional loan loss provision expense due to 15% growth in loans.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	2

For full year 2004, the company’s net loss increased by $171,000 to $2.880 million versus 2003. Top-line revenue rose by $5.073 million compared to a $4.793 million rise in noninterest expense; $1.868 million of this increase reflects costs related to establishing our Palm Beach County and Tampa Bay operations and a loss taken on terminating a proposed merger. The resulting net improvement of $275,000 (including $5,000 fewer net gains on securities and miscellaneous transactions) was more than offset by $446,000 in additional loan loss provision expense due to 63% growth in loans.

The table below details the calculation of net expansion costs and related computations.

Explanation of Net Expansion Cost Calculation

	4Q’04	3Q’04	4Q-3Q Change	Total 2004
Net loss reported	$(993)	$(856)	$(137)	$(2,880)

Tampa Bay (TB) net loss	$(512)	$(181)	$(331)	$(693)
Palm Beach (PB) net loss	$(308)	$(237)	$(71)	$(734)
TB/PB warrants & options	$119		$119	$119
Tampa Bay intangible amortization	$10	$—	$10	$10
Horizon deferred acquisition expense write-off		$312	$(312)	$312

Net expansion costs	$(949)	$(730)	$(219)	$(1,868)

Net loss from primary subsidiaries	$(44)	$(126)	$82	$(1,012)

Naples loan loss provision	$150	$176	$(26)	$650
Ft. Lauderdale loan loss provision	$166	$87	$79	$493

Net income from primary subs. before loan loss provision	$272	$137	$125	$131

	4Q’04	3Q’04	4Q-3Q Change	Total 2004
Total noninterest expense	$4,156	$3,794	$362	$13,583

Tampa Bay (TB)	$424	$181	$243	$605
Palm Beach (PB)	$311	$237	$74	$737
TB/PB warrants & options	$119	$—	$119	$119
Tampa Bay intangible amortization	$10	$—	$10	$10
Horizon deferred acquisition expense write-off		$312	$(312)	$312

Expense of expansion activities	$864	$730	$134	$1,783

Expense of primary subsidiaries	$3,292	$3,064	$228	$11,800

More detailed discussion of the company’s financial performance follows.

1.	Held the increase in the fourth quarter net loss to $137,000 compared to third quarter 2004, absorbing $531,000 in increased net costs of the Palm Beach County and Tampa Bay expansion. Approximately $119,000 of this latter increase reflects the compensation expense of warrants and options issued to directors/advisory board members of the two new entities. Offsetting the higher expansion costs were the absence of the $312,000 write-off of deferred acquisition expenses related to the company’s

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	3

proposed merger with Horizon Financial Corp. in the third quarter and the reduced loss of the combined banking, trust company, and parent company business segments. As noted above, the annual impact of all expansionary activities into new markets in 2004 was $1.868 million versus no such costs in 2003.

2.	Improved the profitability of the company’s three primary franchises:

•	Increased quarterly earnings of the Naples bank by 66% over third quarter 2004 to $582,000. Assets reached $247 million for a 53% rise over the last twelve months. Full year earnings were $1.182 million versus a $272,000 loss in 2003.

•	Increased quarterly earnings of the Fort Lauderdale bank by 127% over third quarter 2004 to $208,000 before deducting the cost of the new Palm Beach County banking center. Assets were $133 million at year end excluding the Palm Beach location, a 110% rise from one year earlier. Full year earnings were $131,000, before deducting the Palm Beach costs, versus a $1.539 million loss in 2003.

•	Maintained profitability at the Bank of Florida Trust Company for the fourth consecutive quarter, with assets under advice climbing to $202 million, up 9% for the quarter and 54% over year-end 2003. Full year earnings were $53,000 versus a $312,000 loss in 2003.

3.	Achieved positive earnings before expansion costs and loan loss provision expense for the second consecutive quarter at $272,000, which compares to a loss on this basis of $132,000 in fourth quarter 2003. The company regularly monitors improvement according to this measurement because it is an important indication of the size of its earnings stream (top-line revenue less noninterest expense) and its ability to absorb loan loss provisioning caused by rapid loan growth. Because of the requirement to provide for loan loss allowance on credit risks coincident with loan growth, it may take several months before the net interest income on loan growth covers the associated loan loss provision expense.

4.	Increased loans in the fourth quarter by $42 million or 15% from third quarter 2004, the largest dollar growth in the company’s history, to $326 million in loans outstanding. Grew loans for the year by $125 million or 63%. This quarter represents the sixth of the last seven quarters where growth has exceeded $20 million. The majority of growth for the fourth quarter and full year was in commercial loans, which ended 2004 at $249 million, largely related to commercial real estate, or 76% of total loans outstanding.

5.	Maintained asset quality at high levels as measured by low nonperforming loans (0.18% of loans outstanding or $586,000), strong coverage of the loan loss allowance to nonperforming loans (4.8 times), minimal past due loans (30 days+ at 0.41% of loans outstanding), and very manageable net charge-offs ($2,000 for the fourth quarter, and $30,000 for the entire year or 0.01% of average loans for the year). The most recently available data for national peer banks through September 30, 2004 had ratios of 0.59%, 0.69%, and 0.14%, respectively.

6.	Grew deposits in the fourth quarter by $76 million or 26% from third quarter 2004. The largest shares of this growth were in demand deposit (DDA) and low cost NOW accounts (up $30 million), money market deposits (up $24 million), and certificates of deposit (up $14 million). As of year end 2004, these accounts comprised 24%, 29%, and 43%, respectively, of total deposits. Over the last twelve months, deposits increased by $174 million or 87%. Growth in DDA accounts was $31 million or 131% during the year to 15% of total deposits, reflective of the company’s focus to grow this source of funds through expanded services. As of year-end 2004, national market certificates of deposits were $57 million or 15% of total deposits; borrowings were $2.0 million.

7.	Increased quarterly top-line revenue by 13% from third quarter 2004 to $3.6 million, resulting in 74% growth for the year to $12.0 million. The goal is to earn a balance of traditional banking spread interest income plus fee income (top-line revenue) that enables steady overall growth through the business cycle. These two components often pertain to the same customer, against which the underlying noninterest expense to generate those revenues can be matched. The noninterest income component of top-line revenue climbed an impressive 64% for all of 2004, two thirds of which increase reflected higher trust fees and the balance in banking service charges, commissions, and fees. However, vigorous loan growth drove the net interest income component up an even greater 76%, bringing noninterest income as a percent of top-line revenue down 1.1 percentage points to 18.1%.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	4

8.	Expanded the average yield on loans by 31 basis points for the quarter compared to a 6 basis point average rise in the rate on interest-bearing liabilities, widening the loan spread over interest-bearing liabilities by 25 basis points to 3.56%; that spread rose by 9 basis points in the third quarter to 3.31% compared to 3.22% in second quarter 2004. These improvements reflect the impact of two quarter point prime rate increases in the fourth quarter and three in the third quarter; approximately 55% of loans outstanding immediately adjust to a prime rate change. The improvement in net interest margin, however, was limited to 9 basis points in the fourth quarter to 3.45%, with no improvement in the third quarter at 3.36%. Though loan growth was vigorous in both quarters, deposit growth was also strong, resulting in higher temporary investments (largely low-yielding overnight Federal Funds sold to maintain liquidity), reducing the improvement in the yield on earning assets to 14 basis points in the fourth quarter and 2 basis points in the second. The average net interest margin for all of 2004 was 3.42%, up 5 basis points from 2003.

9.	Managed fourth quarter noninterest expense to an overall increase of 9.5% or $362,000 more than in third quarter 2004, including all expansion costs as previously discussed. Before consideration of these latter costs, noninterest expense rose 7.4% or $228,000, largely reflective of the full quarter’s cost of readying and staffing the company’s new operations center to support the larger organization, including conversion costs to a new core data processing vendor; annual increases in the cost of leased quarters; and timing of certain personnel costs. Total noninterest expense for the year rose $4.8 million (up 55%), or $3.0 million (up 34%) excluding expansion costs of Tampa Bay, Palm Beach County, and the Horizon acquisition write-off.

10.	Including the impact of expansion costs, the company’s fourth quarter 2004 efficiency ratio rose unfavorably by nine percentage points from one year earlier to 115%. Excluding the impact of expansion costs, fourth quarter 2004 noninterest expense rose 42% over fourth quarter 2003 compared to a 63% increase in top-line revenue, adjusted for Palm Beach County and Tampa Bay revenues. On this basis, the company improved its efficiency ratio by 14 percentage points in the fourth quarter to 92% versus the same 2003 period.

BANCSHARES OF FLORIDA, INC.

Please visit the company’s web site, www.bankofflorida.com, for an electronic version of this earnings release along with a supporting summary financial table. Click on “Investor Relations” and select the “News” section.

Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $420-million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, based in Fort Lauderdale, Florida; and Bank of Florida, Tampa Bay, based in Tampa, Florida. Investor information may be found on the company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2005 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	5

Bancshares of Florida, Inc.

Summary of Consolidated Financial Data

(Dollars in thousands, except per share data)

The following (unaudited) summary financial data for the three-month and twelve-month periods ended December 31, 2004 and 2003, and for the three month period ended September 30, 2004, are derived from our financial statements and other data. Loans held for investment are stated before allowance for loan losses. Earnings per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and stock options as required. Book value per share excludes the effect of any outstanding stock warrants and stock options.

	For the Three Months Ended
	Dec 2004	Sep 2004	Increase/(decrease)
			$		%
Total interest income	$4,526	$3,907		$619	15.8%
Total interest expense	1,528	1,317		211	16.0%
Net interest income before provision	2,998	2,590		408	15.8%
Provision for loan losses	451	263		188	71.5%
Net interest income after provision	2,547	2,327		220	9.5%
Non interest income	617	611		6	1.0%
Gain on sale of investments	(1)	0		(1)	N/A
Noninterest expense	4,156	3,794		362	9.5%
Provision for income taxes	0	0
Net income (loss)	(993)	(856)		(137)	-16.0%

Basic earnings per common share	(0.22)	(0.22)		(0.00)	0.0%
Diluted earnings per common share	$(0.22)	$(0.22)		$(0.00)	0.0%
Weighted average common shares used for diluted earnings per common share
	4,835,632	4,220,137		615,495	14.6%
Top-line revenue	$3,615	$3,201		$414	12.9%
Net interest margin	3.45%	3.36%		0.09%	2.7%
Efficiency ratio	115.00%	118.53%		-3.53%	-3.0%

Average equity to average assets	11.28%	11.55%		-0.27%	-2.3%
Average loans held for investment to average deposits	90.37%	97.03%		-6.66%	-6.9%
Net charge-offs to average loans	0.00%	0.04%		-0.04%	-100.0%

	Dec 31, 2004	Sep 30, 2004	Increase/(decrease)
			$
Total assets	$420,807	$344,644		$76,163	22.1%
Cash & cash equivalents	57,897	41,880		16,017	38.2%
Earning assets	394,851	326,387		68,464	21.0%
Investment securities	25,945	10,196		15,749	154.5%
Loans held for investment	325,981	284,599		41,382	14.5%
Allowance for loan losses	2,817	2,368		449	19.0%
Deposit accounts	376,064	298,878		77,186	25.8%
Stockholders’ equity	$41,954	$42,835	-$	881	-2.1%
Total common shares outstanding	4,835,632	4,835,632		0	0.0%
Book value per common share	$7.93	$8.13	-$	0.20	-2.5%

Loan loss allowance to total loans	0.86%	0.83%		0.03%	4.1%
Loan loss allowance to nonperforming loans	480.70%	540.68%		-59.98%	-11.1%
Nonperforming loans to total loans	0.18%	0.15%		0.03%	19.8%
Nonperforming assets to total assets	0.14%	0.13%		0.01%	7.1%

Leverage (tier 1 to average total assets)	11.09%	12.90%		-1.81%	-14.0%
Assets under advice—Bank of Florida Trust Company	$202,138	$185,873		16,265	8.8%

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	6

	For the Three Months Ended
	Dec 2004	Dec 2003	Increase/(decrease)
			$	%
Total interest income	$4,526	$2,662	$1,864	70.0%
Total interest expense	1,528	863	665	77.1%
Net interest income before provision	2,998	1,799	1,199	66.6%
Provision for loan losses	451	251	200	79.7%
Net interest income after provision	2,547	1,548	999	64.5%
Non interest income	617	384	233	60.7%
Gain on sale of investments	(1)	0	(1)	N/A
Noninterest expense	4,156	2,315	1,841	79.5%
Provision for income taxes	0	0
Net income (loss)	(993)	(383)	(610)	-159.3%

Basic earnings per common share	(0.22)	(0.12)	(0.10)	-83.4%
Diluted earnings per common share	$(0.22)	$(0.12)	$(0.10)	-83.4%
Weighted average common shares used for diluted earnings per common share	4,835,632	3,079,199	1,756,433	57.0%

Top-line revenue	$3,615	$2,183	$1,432	65.6%
Net interest margin	3.45%	3.69%	-0.24%	-6.5%
Efficiency ratio	115.00%	106.05%	8.95%	8.4%

Average equity to average assets	11.28%	10.32%	0.96%	9.3%
Average loans held for investment to average deposits	90.37%	100.14%	-9.77%	-9.8%
Net charge-offs to average loans	0.00%	0.33%	-0.33%	-100.0%

	Dec 31, 2004	Dec 31, 2003	Increase/(decrease)
			$
Total assets	$420,807	$222,610	$198,197	89.0%
Cash & cash equivalents	57,897	8,424	49,473	587.3%
Earning assets	394,851	209,426	185,425	88.5%
Investment securities	25,945	8,072	17,873	221.4%
Loans held for investment	325,981	200,490	125,491	62.6%
Allowance for loan losses	2,817	1,568	1,249	79.7%
Deposit accounts	376,064	201,154	174,910	87.0%
Stockholders’ equity	$41,954	$21,220	$20,734	97.7%
Total common shares outstanding	4,835,632	3,079,199	1,756,433	57.0%
Book value per common share	$7.93	$6.89	$1.04	15.1%

Loan loss allowance to total loans	0.86%	0.78%	0.08%	10.5%
Loan loss allowance to nonperforming loans	480.70%	3336.84%	-2856.14%	-85.6%
Nonperforming loans to total loans	0.18%	0.02%	0.16%	666.8%
Nonperforming assets to total assets	0.14%	0.02%	0.12%	559.6%

Leverage (tier 1 to average total assets)	11.09%	10.23%	0.86%	8.4%
Assets under advice—Bank of Florida Trust Company	$202,138	$131,000	71,138	54.3%

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	7

	For the Twelve Months Ended
	Dec 2004	Dec 2003	Increase/(decrease)
			$	%
Total interest income	$14,767	$8,856	$5,911	66.7%
Total interest expense	4,962	3,278	1,684	51.4%
Net interest income before provision	9,805	5,578	4,227	75.8%
Provision for loan losses	1,279	833	446	53.5%
Net interest income after provision	8,526	4,745	3,781	79.7%
Non interest income	2,172	1,326	846	63.8%
Gain on sale of investments	4	9	(5)	-55.6%
Noninterest expense	13,582	8,789	4,793	54.5%
Provision for income taxes	0	0
Net income (loss)	(2,880)	(2,709)	(171)	-6.3%

Basic earnings per common share	(0.81)	(0.92)	0.11	11.9%
Diluted earnings per common share	$(0.81)	$(0.92)	$0.11	11.9%
Weighted average common shares used for diluted earnings per common share	3,811,270	2,948,514	862,756	29.3%

Top-line revenue	$11,977	$6,904	$5,073	73.5%
Net interest margin	3.42%	3.37%	0.05%	1.5%
Efficiency ratio	113.36%	127.14%	-13.78%	-10.8%

Average equity to average assets	10.61%	12.06%	-1.45%	-12.0%
Average loans held for investment to average deposits	95.23%	90.34%	4.89%	5.4%
Net charge-offs to average loans	0.02%	0.02%	0.00%	0.0%

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	8